Exhibit 99.1

The Special Committee of the Board of Directors

Pope MGP, Inc.

19950 7th Avenue NE

Suite 200

Poulsbo, WA 98370

The Special Committee:

We hereby consent to the inclusion of our opinion letter, dated January 14, 2020, to the Special Committee of the Board of Directors of Pope MGP, Inc. as Annex E to, and reference to such opinion letter under the headings “Summary—Opinion of the Pope Special Committee’s Financial Advisor”, “The Merger – Background of the Merger”, “The Merger —Recommendation of the Pope Special Committee; Recommendation of the Pope Board of Directors; Pope’s Reasons for the Merger” and “The Merger—Opinion of the Pope Special Committee’s Financial Advisor” in, the proxy statement/prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of Rayonier Inc. (“Rayonier”) and Rayonier, L.P. The Registration Statement relates to the proposed transaction involving Rayonier and Pope Resources, a Delaware limited partnership (“Pope”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

April 1, 2020